As Filed with the Securities and Exchange Commission on January 3, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

COMCAST CORPORATION

(Exact name of registrant as specified in charter)

Pennsylvania	27-0000798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1500 Market Street

Philadelphia, PA 19102-2148

(215) 665-1700

(Address of principal executive offices)

COMCAST CORPORATION 2002 RESTRICTED STOCK PLAN

(Full title of the plan)

Arthur R. Block

Senior Vice President and General Counsel

Comcast Corporation

1500 Market Street

Philadelphia, Pennsylvania 19102-2148

(Name and address of agent for service)

(215) 665-1700

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Class A Common Stock, par value $0.01 per share	20,000,000	$25.98	$519,600,000.00	$55,597.20

(1)	This registration statement (the “Registration Statement”) registers the issuance of 20,000,000 shares of the Class A Common Stock (the “Common Stock”) of Comcast Corporation (the “Registrant”), par value $0.01, which are issuable pursuant to the Comcast Corporation 2002 Restricted Stock Plan, as amended and restated (the “Plan”).

(2)	Pursuant to Rule 416, there shall also be deemed covered hereby such additional shares as may result from anti-dilution adjustments under the Plan and which may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(3)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the high and low sales prices of shares of Class A Common Stock on the Nasdaq National Market on December 30, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this registration statement on Form S-8 (the “Registration Statement”) is being filed in order to register an additional 20,000,000 shares of the Registrant’s Class A Common Stock, par value $0.01 per share, which are securities of the same class and relate to the same employee benefit plan, the Comcast Corporation 2002 Restricted Stock Plan, as amended and restated, as those shares registered in the Registrant’s registration statements on Form S-8 and Form S-8 POS, previously filed with the Commission on March 1, 2005 (Registration No. 333-123059), April 8, 2003 (Registration No. 333-104385), November 19, 2002, December 4, 2002 (Registration No. 333-101295) and December 4, 2002 (Registration No. 333-101645), which are hereby incorporated by reference.

Item 8.	Exhibits.

5.1	Opinion of Pepper Hamilton LLP.

5.2	Opinion of Pepper Hamilton LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Pepper Hamilton LLP (contained in Exhibits 5.1 and 5.2).

24.1	Power of Attorney (contained in the signature pages hereto).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Pennsylvania, on December 30, 2005.

COMCAST CORPORATION

By:	/s/ Arthur R. Block
Name:	Arthur R. Block, Senior Vice
President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of David L. Cohen, Lawrence S. Smith, Arthur R. Block and Lawrence J. Salva his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ralph J. Roberts Ralph J. Roberts	Chairman of the Executive and Finance Committee of the Board of Directors; Director	January 3, 2006

/s/ Brian L. Roberts Brian L. Roberts	Chairman of the Board, President and Chief Executive Officer; Director (Principal Executive Officer)	January 3, 2006

/s/ John R. Alchin John R. Alchin	Executive Vice President, Co-Chief Financial Officer and Treasurer (Co-Principal Financial Officer)	January 3, 2006

Signature	Title	Date

/s/ Lawrence S. Smith Lawrence S. Smith	Executive Vice President and Co-Chief Financial Officer (Co-Principal Financial Officer)	January 3, 2006

/s/ Lawrence J. Salva Lawrence J. Salva	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	January 3, 2006

/s/ S. Decker Anstrom S. Decker Anstrom	Director	January 3, 2006

/s/ Kenneth J. Bacon Kenneth J. Bacon	Director	January 3, 2006

/s/ Sheldon M. Bonovitz Sheldon M. Bonovitz	Director	January 3, 2006

/s/ Edward Breen Edward Breen	Director	January 3, 2006

/s/ Julian A. Brodsky Julian A. Brodsky	Director	January 3, 2006

/s/ Joseph J. Collins Joseph J. Collins	Director	January 3, 2006

/s/ J. Michael Cook J. Michael Cook	Director	January 3, 2006

/s/ Dr. Judith Rodin Dr. Judith Rodin	Director	January 3, 2006

/s/ Michael I. Sovern Michael I. Sovern	Director	January 3, 2006

Jeffrey A. Honickman	Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description
5.1	Opinion of Pepper Hamilton LLP.

5.2	Opinion of Pepper Hamilton LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Pepper Hamilton LLP (contained in Exhibits 5.1 and 5.2).

24.1	Power of Attorney (contained in the signature pages hereto).